Exhibit 10.91

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Buyer and Seller.

RECITALS:

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Buyer desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

ARTICLE 1. BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller. Evergreen/Bradville II, a California general partnership.

1.1.2 Buyer. KBS Goethe Road LLC, a Delaware limited liability company.

1.1.3 Purchase Price. The purchase price for the Property shall be Fifteen Million, Seven Hundred Fifty-Thousand Dollars ($15,750,000), subject to the adjustment and prorations at Closing as provided in this Agreement.

1.1.4 Deposit. One Hundred Fifty Thousand Dollars ($150,000) (the “Earnest Money Deposit”), to be deposited in accordance with Section 3.1 below, plus interest earned on the Deposit prior to Closing. The term “Deposit” shall refer to both the Earnest Money Deposit and the interest earned thereon.

1.1.5 Escrow Holder.	Chicago Title Company (NBU) 16969 Von Karman, Suite 200 Irvine, CA 92606 Attention: Joy Eaton Phone: (949) 263-0126 Fax: (949) 263-0356

Title Company.	Chicago Title Insurance Company 16969 Von Karman, Suite 200 Irvine, CA 92606 Attention: John Premac and George Bull Phone: (949) 263-0123 Fax: (949) 263-0356

1.1.6 Broker.	The Palmer Team, Inc. 555 Capitol Mall, Suite 235 Sacramento, CA 95814 Attention: Russell Arnold Phone: (916) 446-8762 Fax: (916) 446-8708

1.1.7 Effective Date. The date on which a duplicate original of this Agreement, fully signed by Buyer and Seller and with Section 10.1 initialed by Buyer and Seller, and Sections 11.2 and 11.3 initialed by Buyer, has been delivered to Escrow Holder. Upon such receipt, Escrow Holder shall execute and deliver to Buyer and Seller the Acceptance by Escrow Holder in the form attached hereto. Either party may terminate this Agreement at any time prior to the Effective Date, upon which termination, Escrow Holder shall return any funds and documents theretofore deposited with Escrow Holder to the party depositing the same.

1.1.8 Contingency Period. The period beginning on the Effective Date and ending 5:00 p.m. PDT on June 20, 2007.

1.1.9 Closing Date. June 26, 2007, subject to extension as provided in Section 7.2.2 below.

1.1.10 Reference Date. The reference date of this Agreement is June 20, 2007.

1.2 Closing Costs. Closing costs for the Property shall be allocated and paid as follows:

Cost	Responsible Party
Premium for CLTA Standard Coverage Owner’s Policy of Title Insurance required to be delivered pursuant to Section 5.5	Seller

Premium for any costs of Title Policy attributable to ALTA Extended Coverage and any endorsements desired by Buyer	Buyer

Costs of any revisions, modifications or re-certifications to the Survey	Buyer

All Documentary Transfer Taxes	Seller

Recording Fees	Buyer 50% Seller 50%

Cost	Responsible Party
Any escrow fee charged by Escrow Holder for holding the Deposit or conducting the Closing	Buyer 50% Seller 50%

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees not addressed above, not to exceed $1,000 in total	Buyer 50% Seller 50%

(The parties shall be responsible for their own legal fees.)

1.3 Notice Addresses:

Buyer: KBS Goethe Road, LLC c/o KBS Capital Advisors LLC 201 California Street, Suite 470 San Francisco, CA 94111 Attn: Peter F. Mette Phone: (415) 962-0190 Fax: (415) 962-0188	Copy to: Morgan Lewis & Bockius 5 Park Plaza, Suite 1750 Irvine, CA 92614 Attn: L. Bruce Fischer Phone: (949) 399-7145 Fax: (949) 399-7001

Seller: Evergreen/Bradville II Attn: Eva Hill c/o Acorn Asset Management 2500 Venture Oaks Way, Suite 175 Sacramento, CA 95833 Phone: (916) 263-0222 Fax: (916) 263-0225	Copy to: David Krotine McDonough Holland & Allen PC 555 Capitol Mall, Ninth Floor Sacramento, CA 95814 Phone: (916) 444-3900 Fax: (916) 444-5918

ARTICLE 2. PROPERTY

2.1 Agreement. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following:

2.1.1 Real Property. Approximately 4.7349 acres of land referred to as Assessors Parcel No. 067-0170-029-0000, commonly known as 9815 Goethe Road, Sacramento, California, and more particularly described on Exhibit A attached hereto (the “Land”), together with (i) the improvements located thereon, (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

2.1.2 Tangible Personal Property. All of Seller’s right, title and interest, without warranty (except warranty of title), in any tangible personal property, if any, owned by Seller and used in connection with the operation, ownership or management of the Property, but specifically excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.3 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Property including, without limitation, all to the extent assignable: any contract rights related to the operation or management of the Property, if any, to the extent scheduled in Exhibit B attached hereto (collectively, the “Service Contracts”) (but Seller’s right, title and interest therein shall only be assigned to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to Section 4.7 of this Agreement); any governmental permits, approvals, guarantees, warranties and licenses, if any (collectively, the “Intangible Personal Property”).

2.1.4 Lease. All of Seller’s right, title and interest in and to that certain lease (the “Lease”) with the State of California, acting through the Department of General Services for the Economic Development Department (EDD) dated August 24, 2005, as amended.

The Real Property, Tangible Personal Property, Intangible Property and the Lease are collectively referred to as the “Property.”

ARTICLE 3. DEPOSIT

3.1 Deposit and Investment of Deposit. Within three (3) business days after the Effective Date, Buyer shall deposit the Earnest Money Deposit with Escrow Holder. Escrow Holder shall invest the Deposit in an interest-bearing account satisfactory to Seller and Buyer and shall promptly provide Buyer and Seller with confirmation of receipt of the Deposit. Buyer accepts all risks with regard to such account.

3.2 Form; Failure to Deposit. The Deposit may be in the form of a certified or cashier’s check or wire transfer to Escrow Holder of immediately available U.S. federal funds. If Buyer fails to timely deposit any portion of the Deposit within the time periods required, Seller may terminate this Agreement by written notice to Buyer, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3 Disposition of Deposit. The Deposit shall be applied as a credit to the Purchase Price at Closing. However, if Buyer does not deliver to Seller and Escrow Holder the Property Approval Notice prior to the expiration of the Contingency Period pursuant to Section 4.5, or if prior thereto Buyer elects in writing to terminate this Agreement in a notice delivered to Seller and Escrow Holder or if the purchase and sale contemplated by this Agreement fails to close for any reason other than Buyer’s failure to purchase the Property in accordance with the terms of this Agreement, this Agreement shall terminate and Escrow Holder shall refund to Buyer the Earnest Money Deposit less Buyer’s share of any escrow cancellation fees to Buyer within three business days following such termination. No notice to Escrow Holder from Seller shall be required for the release of the Earnest Money Deposit to Buyer by Escrow Holder if Buyer fails to deliver the Property Approval Notice pursuant to Section 4.5. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 4.5, Escrow Holder is authorized to deliver the Deposit to the party hereto entitled to same pursuant to the terms hereof on the 10th business day following receipt by Escrow Holder and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Holder that it disputes the right of the other party to receive the Deposit. In such event, Escrow Holder may interplead the Deposit into a court of competent jurisdiction in the county in which the Deposit has been deposited. All attorneys’ fees and costs and Escrow Holder’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit, or if the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution. Except as expressly provided in this Agreement to the contrary, the Deposit shall become nonrefundable on the first day following the end of the Contingency Period and shall remain the property of Seller.

ARTICLE 4. DUE DILIGENCE

4.1 Due Diligence Materials.

(a) To assist Buyer with Buyer’s due diligence, within two (2) business days after the Effective Date, Seller shall deliver or make available to Buyer those documents listed on Exhibit C attached hereto relating to the Property to the extent possessed by Seller and not already delivered to Buyer (“Property Information”). In addition, following at least 24 hours’ prior telephone or written notice from Buyer to Seller, Seller agrees to allow Buyer, its authorized agents or representatives, at Buyer’s expense, to inspect at the office of Seller and/or Seller’s property manager, and make copies of any other documents and property records (other than the Excluded Documents, as defined below) relating exclusively to the ownership, operation and maintenance of the Property, but only if and to the extent such documents and property records are in Seller’s or Seller’s property manager’s possession (“Additional Property Information”). All of such Property Information and Additional Property Information made available to, copied and/or reviewed by Buyer pursuant to this Section 4.1 (including Service Contracts and Buyer’s 3-14 Audit Documents, as defined in Section 4.1(b)) shall sometimes be referred to collectively herein as the “Property Documents”. Notwithstanding anything in this Section 4.1 to the contrary, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving either Seller’s financing or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the physical or environmental condition of the Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the physical or environmental condition of the Property), any third party purchase inquiries and correspondence, appraisals of the Property, internal budgets or financial projections, any other internally prepared documents (other than documents consisting of correspondence or notices to and from the tenants or documents relating to the physical or environmental condition of the Property) and any information or correspondence protected by attorney-client privilege. Buyer hereby acknowledges receipt of a statutory Natural Hazard Disclosure Statement in the form attached hereto as Exhibit D, and California Tax Disclosure Statement in the form attached hereto as Exhibit E.

(b) Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’ 3-14 Audit, Seller shall during the Contingency Period deliver to Buyer or make available to Buyer at the offices of Seller or Seller’s property manager, concurrently with the delivery of the Property Information or Additional Property Information, (i) the documents which are described on Exhibit I attached hereto, to the extent in existence and in Seller’s possession (collectively, “Buyer’s 3-14 Audit Documents”) and (ii) provide to Buyer in written form, answers to such questions relating to the Property which are set forth in Exhibit I, to the extent such information is in existence and in Seller’s possession or Seller’s property manager’s possession.

The originals (and where originals are not available or in Seller’s possession or Seller’s property manager’s possession, copies) of all Property Documents shall become the property of Buyer upon Closing. Upon Closing, or at any time thereafter after notice to Buyer, Seller may retain or make copies of any Property Documents at Seller’s sole cost and expense.

4.2 Intentionally Omitted.

4.3 Physical Due Diligence. Prior to the Effective Date and continuing through the Closing (or earlier termination of this Agreement), Buyer has had and shall continue to have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Buyer must give Seller two business days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (e.g., core sampling) must obtain Seller’s prior written consent (which consent may not be unreasonably withheld to the extent such consent is for Phase II testing although Seller’s consent may be withheld in its discretion for any other intrusive testing that may potentially exacerbate any existing condition on the Property, including, without limitation, any groundwater testing or any other testing procedure that may pierce an aquifer, (ii) Buyer must provide Seller with proposed boring or testing locations in advance, plus a complete copy of the Phase I report recommending such Phase II testing, and copies of the final Phase II report, (ii) Buyer must provide Seller with proposed boring or testing locations in advance, plus a complete copy of the Phase I report recommending such Phase II testing, and copies of the final Phase II report, (iii) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 4.10 below; and (iv) prior to performing any inspection or test, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer has in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities (and those activities of its contractors, agents and representatives) on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Property, which insurance shall name Seller and Buyer as additional insured thereunder. Buyer shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.8 hereof, Buyer or Buyer’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Buyer must contact Seller at least two business days in advance by telephone or fax to inform Seller of Buyer’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires; provided further, however, Buyer shall have the right (without Seller’s approval) to call any governmental authority and make inquiries regarding the Property. Buyer acknowledges and agrees that the purchase and sale contemplated by this Agreement is to be on an entirely as-is basis, without any representation or warranty by Seller except as expressly set forth in Section 9.1 below.

During the Contingency Period, (a) Seller shall make available to Buyer for interviews regarding the Property, Seller’s personnel and Seller’s property manager and (b) Buyer shall have the right to interview the tenant leasing space in the Property. In accordance with Section 11.2 below, any statements that such persons may make to Buyer shall not be considered Seller’s Representations or Warranties under this Agreement.

4.4 Estoppel Letter. Within 2 business days after the Effective Date, Seller shall submit to the tenant under the Lease for signature a tenant estoppel letter (the “Tenant Estoppel Letter”)in the form attached hereto as Exhibit L and made a part hereof. Seller shall use commercially reasonable efforts to obtain such executed Tenant Estoppel Letter from the tenant under the Lease prior to the Closing Date.

4.5 Due Diligence/Property Approval Notice. Buyer shall have through the last day of the Contingency Period in which to (i) examine, inspect, and investigate the Property Documents and the Property and, in Buyer’s sole and absolute judgment and discretion, determine whether the Property (including the condition of title to the Property, as described in Section 5.3) is acceptable to Buyer, (ii) make satisfactory financing arrangements, and (iii) satisfy all other contingencies of Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall be deemed to have elected to terminate this Agreement unless Buyer, in Buyer’s sole discretion, approves the condition of the Property by giving written notice to Seller and Escrow Holder of such approval (the “Property Approval Notice”) on or before the last day of the Contingency Period. If Buyer does timely give the Property Approval Notice, this Agreement shall continue in full force and effect, Buyer shall be deemed to have waived all rights to terminate this Agreement under this Section 4.5, and Buyer shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.6 Return of Documents and Reports. If this Agreement terminates for any reason (or is deemed to have terminated due to Buyer’s failing to timely deliver the Property Approval Notice) other than Seller’s default hereunder, Buyer shall promptly return and/or deliver to Seller all Property Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, then Buyer must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Buyer in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Buyer’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.7 Service Contracts. On or prior to the last day of the Contingency Period, Buyer will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Buyer requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Buyer must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Buyer has agreed to assume, or that Buyer is obligated to assume pursuant to this Section 4.7, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing. Notwithstanding the foregoing, Seller shall terminate at Closing, and Buyer shall not assume, any property management or leasing agreement affecting the Property.

4.8 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Documents are proprietary and confidential and will be delivered to Buyer or made available for Buyer’s review solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Prior to the Closing, Buyer shall not disclose the contents of the Property Documents to any person other than as required by law and other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Buyer shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8. In permitting Buyer to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

Notwithstanding the foregoing, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors. Buyer shall indemnify, defend and hold Seller, its partners, officers and directors harmless from any and all claims that may arise from Buyer’s (or its permitted assignee’s) disclosure of such information to such third parties to the extent a third party brings an action against Seller and/or Buyer concerning this Agreement or the Property by reason of a violation of federal or state securities laws.

4.9 No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof, or the Natural Hazard Disclosure Statement or the California Tax Disclosure Report. Buyer further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except for representations expressly made by Seller in Section 9.1 regarding Property Documents, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Buyer. Except for representations expressly made in this Agreement, Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents or making the same available for Buyer’s review solely as an accommodation to Buyer.

4.10 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Buyer and its agents and representatives shall: (i) not interfere with the operation and maintenance of the Property; (ii) not damage any part of the Property or any personal property owned or held by any third party; (iii) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees; (iv) comply with all applicable laws; (v) promptly pay when due the costs of all tests, investigations, and examinations performed by Buyer with regard to the Property; (vi) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (vii) repair any damage to the Property resulting directly or indirectly from any such inspection or tests; and (viii) except as otherwise provided in Section 4.8 above, not reveal or disclose prior to Closing any information obtained by Buyer prior to Closing concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by law.

4.11 Buyer’s Agreement to Indemnify. Buyer indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests of the Property or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from (a) any pre-existing liabilities for matters merely discovered by Buyer (e.g., latent environmental contamination) so long as Buyer’s actions are reasonable and not negligent, or (b) any loss arising solely from Seller’s own negligence or willful misconduct. Buyer’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5. TITLE AND SURVEY

5.1 Title Report. Buyer has previously obtained a preliminary report covering the Property dated June 5, 2007 (Order No. 07-31111172-KF) prepared by Title Company (the “PTR”) and legible copies of all documents of record referred to therein as exceptions to title to the Property (“Title Documents”).

5.2 New or Updated Survey. Buyer may elect to obtain a new survey of the Real Property (“Survey”), as necessary in order for the Escrow Holder to delete the survey exception from the Title Policy or to otherwise satisfy Buyer’s objectives; provided, however, in no event shall the issuance and/or receipt of such Survey be a condition precedent to, or delay, Closing.

5.3 Title Review. During the Contingency Period, Buyer shall review title to the Property as disclosed by the PTR and the Survey. All matters shown in the PTR, the Title Documents and the Survey (if any) which are not objected to by Buyer by delivery of written notice thereof (“Buyer’s Title Objection Notice”) to Seller on or before five days prior to the expiration of the end of the Contingency Period shall be conclusively deemed to be accepted by Buyer. If Buyer timely delivers to Seller Buyer’s Title Objection Notice specifying Buyer’s objection to any title exception pertaining to the Property shown in the PTR, the Title Documents and the Survey (if any) (each a “Title Objection” and collectively the “Title Objections”), Seller may, but shall not be obligated to, eliminate or cure some or all of such Title Objections; provided, however, if Seller is able and willing to eliminate or cure some or all of such Title Objections, Seller shall notify Buyer in writing within 4 days of receipt of Buyer’s Title Objection (“Seller’s Notice Period”) of those Title Objections Seller intends to eliminate or cure (said notice hereinafter called “Seller’s Title Notice”) and in which case the elimination or curing by Seller of the Title Objections specified by Seller for cure or elimination in Seller’s Title Notice shall be completed on or before the Closing Date. If Seller does not deliver Seller’s Title Notice to Buyer within Seller’s Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to eliminate or cure the Title Objections. If Seller (i) does not timely deliver Seller’s Title Notice or (ii) notifies or is deemed to have notified Buyer that Seller is unable or unwilling to cure any particular Title Objection, Buyer shall be deemed to have elected to accept all Title Objections other than those which Seller, in Seller’s Title Notice, has agreed to eliminate or cure. Buyer may also decline to deliver the Property Approval Notice prior to the expiration of the Contingency Period if Buyer objects to Seller’s Title Notice. Notwithstanding the foregoing provisions of this Section 5.3 to the contrary, Buyer and Seller acknowledge that although Seller has no obligation (unless specifically set forth in Seller’s Title Notice) to cure any title matters, subject to Buyer’s full performance under this Agreement, Seller does agree to deliver title to the Property at Closing free and clear of (x) liens of the deeds of trust and/or mortgages created by, under or through Seller, or any mechanic’s liens, financing statements, liens for delinquent taxes and delinquent assessments, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller further agrees to remove any title exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Buyer’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The current installment of property taxes and assessments shall be pro-rated at Closing and Seller shall not be required to retire or repay any assessment bonds encumbering the Property.

5.4 Permitted Exceptions. The term “Permitted Exceptions” shall mean: the specific exceptions listed in the PTR that the Escrow Holder has not agreed to remove from the PTR as of the end of the Contingency Period and that Seller is not required to remove as provided in Section 5.3 above; matters created by, through or under Buyer after the Effective Date; items shown on the Survey which have not been removed as of the end of the Contingency Period; and real estate taxes not yet due and payable.

5.5 Delivery of Title Policy at Closing. In the event that the Escrow Holder does not cause the Title Company to issue at Closing, or unconditionally commit at Closing to issue, to Buyer, an ALTA extended coverage owner’s title policy in accordance with the PTR, insuring Buyer’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Notwithstanding the foregoing or anything else stated to the contrary herein, if Buyer obtains from Title Company a form of title commitment acceptable to Buyer prior to the expiration of the Contingency Period that does not set forth any requirements on Seller that are inconsistent with the terms of this Agreement, then, the form of Title Policy that shall be delivered to Buyer at Closing as provided in this Section 5.5 shall be the form of title policy provided for in such title commitment, together with all endorsements attached thereto.

ARTICLE 6. OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Service Contracts. Seller will perform its material obligations under any Service Contracts.

6.1.2 New Contracts. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all improvements, if any, substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as existed as the removed item of Tangible Personal Property.

6.1.4 Lease Amendments. Seller shall not modify, renew or terminate the existing Lease without Buyer’s consent, which consent may be withheld in Buyer’s sole and absolute discretion.

6.1.5 Insurance. All insurance policies carried by Seller with respect to the Property and in effect as of the Effective Date shall remain in effect until Closing.

6.1.6 No Further Encumbrance. From and after the Effective Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at Closing).

6.1.7 No Marketing. From and after the Effective Date, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Buyer for the sale or transfer of any interest in the Property.

6.1.8 Future Notices. Seller shall promptly deliver to Buyer any written notices it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Section 9.1 herein to be untrue in any material respect if made by Seller after Seller’s receipt of any such notices.

6.2 Damage to Property. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property (in which case the damage shall be repaired by Seller prior to Closing and/or any remaining insurance proceeds shall be assigned to Buyer at Closing and Buyer shall receive a credit at Closing for Seller’s deductible amount and the amount of any uninsured loss), provided the damage is not Material (as hereinafter defined). For purposes hereof, damage shall be considered “Material” if: (i) the cost to repair any such damage exceeds five percent (5%) of the Purchase Price and Seller, at its sole option, does not elect to repair the same prior to the Closing; (ii) the damage causes access to the Property to be permanently adversely affected; (iii) the damage results in the Property violating any laws (including required parking ratios because of the loss of parking spaces) or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property; or (iv) the damage entitles the tenant to terminate its Lease or abate rent (unless Seller pays the difference, through insurance or otherwise). If any such damage is Material, then Buyer may, at its option to be exercised by written notice to Seller within ten (10) days after Seller’s notice to Buyer of the occurrence of the damage (and if necessary the Closing Date shall be automatically extended to give Buyer the full 10-day period to make such election), either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly state that they shall survive termination of this Agreement, or (ii) consummate the purchase of the Property for the full Purchase Price as required by the terms hereof, subject to the assignment of insurance proceeds and/or credits against the Purchase Price provided above including a credit for any uninsured loss. If Buyer fails to give Seller notice within such 10-day period, then Buyer will be deemed to have elected to terminate this Agreement.

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any Substantial Portion thereof, then Buyer may, at its option, by written notice to Seller given within 10 days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full 10-day period to make such election), either: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected to terminate this Agreement. For purposes of this Section 6.3, a “Substantial Portion” of the Property shall be deemed to mean one which

(w) relates to the taking or permanent closing of any right of access to the Property, (x) involves more than the equivalent of $250,000 in value, (y) the condemnation entitles the tenant to terminate its Lease or abate rent (unless Seller pays the difference, through an assignment of award proceeds or otherwise), or (z) results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property (including required parking ratios because of the loss of parking spaces). If the taking does not involve the taking of a Substantial Portion of the Property, then all condemnation awards shall be assigned to Buyer or credited to Buyer at Closing.

ARTICLE 7. CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the applicable Closing Date at the offices of Escrow Holder (or such other location as may be mutually agreed upon by Seller and Buyer). Funds shall be deposited into and held by Escrow Holder in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Holder to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Conditions Precedent to Buyer’s Performance.

7.2.1.1 Representations and Warranties. The Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to Section 9.3;

7.2.1.2 Deliveries. As of the Closing Date, the Seller shall have tendered all deliveries to be made at Closing;

7.2.1.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the Seller that would (i) prevent the Seller from performing its obligations under this Agreement, or (ii) except for any matters disclosed to Buyer in the Property Documents, materially and adversely affect the operation or value of the Property;

7.2.1.4 No Default of Covenant or Agreement. Seller shall not be in material default of any material covenant or agreement contained in this Agreement;

7.2.1.5 Title Policy. Escrow Holder shall have caused the Title Company to commit to issue to Buyer at Closing the Title Policy contemplated in Section 5.5; and

7.2.1.6 No Material Changes. As of the Closing Date, and subject to Section 6.2 and Section 6.3, there shall have been no material adverse changes since the expiration of the Contingency Period in the physical condition of the Property or the operating condition of any building systems or equipment serving the Property, ordinary wear and tear excepted; provided, however, that the foregoing shall not apply to any repairs or replacements of the building’s HVAC system.

7.2.1.7 Tenant Estoppel Letter. Buyer shall have received, no less than one (1) business day prior to the Closing Date, the fully executed Tenant Estoppel Letter substantially in the form of that attached hereto as Exhibit L and made a part hereof, not disclosing the existence of any default under the Lease. (Seller has obtained the Tenant Estoppel Letter and agrees to pay for or reimburse Buyer outside of escrow for the cost of the nine sets of blinds noted therein.)

7.2.1.8 Amendments to CC&R’s and Easement Agreement. With respect to that certain

(a) Easement Agreement dated as of December 29, 1989, and recorded December 29, 1989, as Instrument No. 8912294972 in the Official Records (“Official Records”) of Sacramento County, California (“Easement Agreement”), and encumbering the Property, Seller has provided Buyer with written evidence reasonably satisfactory to Buyer (which Buyer may require to be in the form of a signed amendment to the Easement Agreement that is recorded in the Official Records) that (i) the easements covering the Reciprocal Easement Area (as such term is defined in the Easement Agreement) have been terminated and are no longer in effect, and (ii) the Lot 7 Drive Easement and the Lot 8 Drive Easement (as such terms are defined in the Easement Agreement) are to be used for ingress and egress only and that any easements for parking purposes have been terminated; and

(b) Declaration of Covenants, Conditions, Restrictions and Easements recorded July 7, 1993, as Instrument No. 9307071403 in the Official Records (the “1993 CC&R’s”), and encumbering the Property, Seller has provided Buyer with written documentation reasonably satisfactory to Buyer (which Buyer may require to be in the form of a signed amendment to the 1993 CC&R’s that is recorded in the Official Records) that (i) the maintenance obligations of the Parcel 7 Owner (as such term is defined in the 1993 CC&R’s ) under Section 4.04(D) of the 1993 CC&R’s have been terminated and that the Parcel 7 Owner no longer has any maintenance obligations under Section 4.04(D) of the 1993 CC&R’s, and (ii) the Easements over the Entryways and Traffic Areas (as such terms are defined in the 1993 CC&R’s) created under Section 3.01 of the 1993 CC&R’s are to be used for ingress and egress only and that any easements for parking purposes have been terminated.

7.2.2 Conditions Precedent to Seller’s Performance.

7.2.2.1 Representations and Warranties. The Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to Section 9.3;

7.2.2.2 Deliveries. As of the Closing Date, Buyer shall have tendered all deliveries to be made at Closing;

7.2.2.3 Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, actually filed against the Buyer that would prevent the Buyer from performing its obligations under this Agreement; and

7.2.2.4 No Default of Covenant or Agreement. Buyer shall not be in material default of any material covenant or agreement contained in this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. Notwithstanding anything herein to the contrary, it shall not be a condition to Closing that Seller shall have obtained the signed amendment of the 1993 CC&R’s contemplated in Section 7.2.1.8(b), and (i) unless such conditions to Closing have been waived by Buyer, the Closing Date may be extended by Seller for up to an additional 30 days to allow Seller to obtain either or all of the Tenant Estoppel Letter, the signed estoppel certificate with respect to the Easement Agreement contemplated in Section 7.3.9 and/or the signed amendment to the Easement Agreement contemplated in Section 7.2.1.8(a) (the “Seller Deliverables”); provided once all of the Seller Deliverables (as applicable) are obtained by Seller, the Closing Date shall occur 5 business days after notice to Buyer; and (ii) if Buyer waives the condition(s) to Closing with respect to all or any of the Seller Deliverables, then Seller shall use commercially reasonable efforts to obtain the Seller Deliverables, as well as the signed amendment of the 1993 CC&R’s contemplated in Section 7.2.1.8(b), as applicable, for up to 30 days following the Closing Date.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Holder the following:

7.3.1 Deed. A grant deed in the form of Exhibit F attached hereto (the “Deed”) executed and acknowledged by Seller, conveying to Buyer Seller’s interest in the Property;

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit G attached hereto (the “Assignment”), executed by Seller, vesting in Buyer, without warranty, Seller’s right, title and interest in and to the property described therein;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property;

7.3.4 Non-Foreign Certificate. An affidavit as required by the Foreign Investors Property Tax Act, as amended, in the form of Exhibit H attached hereto, and an analogous affidavit pursuant to the California Revenue and Taxation Code Section 18805, et seq., both executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 Tenant Notice. Notice to the tenant under the Lease for the Property, executed by Seller, advising them of the sale of the Property and directing them to make future lease payments to Buyer at the place designated by Buyer and confirming the transfer of security deposits and interest thereon, signed by Seller, in the form attached hereto as Exhibit J;

7.3.7 Closing Certificate. A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete in all material respects, subject to Section 9.3;

7.3.8 Owner’s Affidavit. An owner’s affidavit executed by Seller and any other documents, undertakings or agreements required by the Title Company to issue the Title Policy in accordance with the provisions of this Agreement;

7.3.9 Covenants, Conditions and Restrictions. Subject to Section 7.2.2, estoppel certificates in the form of Exhibit K attached hereto from the declarant, association, committee, agent and/or other person or entity having governing or approval rights, with respect to certain declarations of covenants, conditions and restrictions or similar instruments (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of the Property; and

7.3.10 Additional Documents. Any additional documents that Escrow Holder may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Buyer’s Deliveries in Escrow. As of or prior to the Closing Date, Buyer shall deliver in escrow to Escrow Holder the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Buyer;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Buyer by applicable state and local law in connection with the conveyance of Property; and

7.4.3 Additional Documents. Any additional documents that Escrow Holder may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Buyer shall deposit with Escrow Holder executed closing statements consistent with this Agreement in the form required by Escrow Holder.

7.6 Purchase Price. On or before the Closing Date, Buyer shall deliver to Escrow Holder the Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Holder’s escrow account, which funds must be delivered in a manner to permit Escrow Holder to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer) provided that all conditions precedent set forth in Section 7.2.1 herein have been satisfied or waived by Buyer. In the event that Escrow Holder is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Property and Tangible Personal Property to Buyer at the Closing.

7.8 Delivery of Books and Records. Within one (1) business day after the Closing, Seller shall deliver to the offices of Buyer or Buyer’s property manager or to the Property to the extent in Seller’s or its property manager’s possession or control: lease and lease files; maintenance records and warranties; plans and specifications; licenses, and permits; copies or originals of all papers or documents which pertain to the Property; all advertising materials; booklets; and other items, if any, used in the operation of the Property, and all keys for the Property.

ARTICLE 8. PRORATIONS; DEPOSITS; COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (but including) the date of Closing: collected rents, fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes and assessments (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations (based on the periods to which they relate and are applicable, and regardless of when payable):

8.1.1 Rents. Rent for the month of, and any month after, Closing collected by Seller under the Lease prior to Closing shall be apportioned as of the date of the Closing Date. Since the tenant pays rent in arrears under the terms of the Lease, then any rent received by the Buyer or Seller after the Closing Date that is applicable to the month of Closing shall be, following receipt by the collecting party, be prorated based on the number of days the Property was owned by Seller and Buyer, respectively, during the month of Closing, and the portion payable to the non-collecting party shall be promptly paid to the non-collecting party by the collecting party following receipt. Otherwise, if the tenant is delinquent in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first, with respect to any rents which are no more than thirty (30) days in arrears at Closing (excluding any current year base rent escalation or common area maintenance and real estate tax increases), to the payment of the rent due for the month of Closing apportioned between the parties based upon the Closing Date, (b) second, to the payment of current rent then due; (c) third, to delinquent rent for any period after the Closing Date; and (d) fourth, to delinquent rent for any period prior to the Closing Date. Buyer does not guarantee or undertake any obligation to sue or take other action for collection of arrearages in rents due from tenants as of the Closing Date. If rents or any portion thereof received by Seller or Buyer after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys’ fee, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing. To the extent that Seller has not received all rents owed to Seller as of Closing, then, following the expiration of the six (6) month period immediately following the Closing, Seller shall have the right to sue any delinquent tenants for rents owed to Seller, provided, however, that Seller shall not sue for eviction of the tenant or possession of the tenant’s leased premises and Buyer shall incur no expenses or liability in connection with cooperating with Seller’s lawsuit.

8.1.2 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing, increased by two percent (2%). Any real property taxes and assessments arising out of the sale of the Property to Buyer (or its assignee) or a subsequent sale or change in ownership thereafter, and/or arising out of any construction pertaining to the Property following the Closing, shall be paid by Buyer when assessed, and Buyer shall indemnify Seller from and against any all such Taxes, which indemnification obligation shall survive the Closing.

8.1.3 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall endeavor to have all utility meters read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.2 Capital Costs. Buyer shall be credited at Closing for all unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Seller shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited to Buyer at Closing. Notwithstanding anything to the contrary in this Section 8.2, this provision shall not apply to the contract referred to in Section 8.6.1 below or any contract that Seller may have to enter into prior to the Closing to replace the existing HVAC system so long as such contract has been approved by Buyer.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing; provided, however, such final adjustment shall be made by the date which is 6 months after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.5 Commission. As, if and when Closing occurs, Seller shall pay a commission to Broker pursuant to a separate agreement between Seller and Broker. Broker represents only Buyer’s interests in the transactions contemplated in this Agreement. Other than as stated above in this Section 8.5, Seller and Buyer each represent and warrant to the other that no real estate brokerage commission or finder’s fee is or shall be payable to any person or entity in connection with the transaction contemplated hereby other than to Broker, and each agrees to and does hereby protect, defend, indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.6 Obligations as to Lease that Survive Closing.

8.6.1 Seller has entered into a contract with Airco Commercial Services Inc. dated April 25, 2007, for the installation of a new cooling system based on 375,000 BTU per hour load in server room no. 207. Such work may not be completed prior to the Closing. The cost of the contracted work is to be reimbursed to the landlord by the tenant of the Lease. To the extent the cost of such work is paid by Seller prior to the Closing, then Seller shall be entitled to recover such reimbursements from the tenant (or from Buyer, if tenant pays Buyer) following the Closing. To the extent Buyer pays for the cost of such work following the Closing, then Buyer shall be entitled to reimbursement of such amounts from the tenant under the Lease. The provision of this Section 8.6.1 shall survive the Closing.

8.6.2 Buyer acknowledges that the landlord under the Lease has a continuing obligation to provide shuttle service to the employees of the tenant under the Lease, which obligation shall be assumed by Buyer at the Closing in connection with the assignment of the Lease. Seller currently provides shuttle service through an informal arrangement with SBT Investments, Inc. (“SBT Investments”), an affiliate of Seller. SBT Investments is the holder of the requisite permit needed to provide shuttle transportation services, employs the driver, obtains insurance and leases the shuttle van. If Buyer is unable to obtain the required permit to provide shuttle services prior to the Closing Date, then Seller agrees to cause SBT Investments to enter into a contract with Buyer effective as of the Closing Date to provide the same shuttle services for the Property on behalf of Buyer for up to ninety (90) days following the Closing Date. Among other things, the contract shall provide that the shuttle services shall be provided to Buyer at SBT Investment’s cost to provide such services and shall include a commercially reasonable indemnity in favor of SBT Investments and Seller to the extent either of them suffers damage that is not otherwise covered by insurance carried by SBT Investments. The form of agreement between SBT Investments and Buyer shall be subject to the reasonable approval of both Buyer and SBT Investments and shall be completed prior to Closing.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES; BUYER’S COVENANTS

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

9.1.1 Organization and Authority. Seller has been duly organized and is validly existing under the laws of the state of California. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which would prevent Seller from performing its obligations under this Agreement. Seller has not received any written notice that there is any action or arbitration, claim, suit, or any regulatory or other legal proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller which affects the Property or challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. Seller has not received any written notice of any condemnation or eminent domain proceedings that are pending or, to the best of Seller’s knowledge, threatened against the Property or any part thereof, and Seller has made no commitments to and has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes.

9.1.3 Compliance with Existing Laws; Disclosure of Possible Environmental Conditions. Except as set forth in this Section 9.1.3. below, Seller has not received any currently effective written notice, and Seller has no knowledge, that it is in violation of, or has failed to comply with any and all applicable building, zoning, environmental or other laws, codes, orders, ordinances, statutes or regulations of any governmental or quasi-governmental agency, in respect to the ownership, use, condition and operation of the Property. In addition to any other Environmental Condition that may be further disclosed in the Property Documents delivered to Buyer, Seller discloses to Buyer the following: One or more plumes containing Hazardous Materials emanating from either the now-closed Mather Air Force Base (“Mather AFB”) or the Aerojet plant have migrated into the groundwater below the Property, and other plumes from such locations may do so in the future. For the purposes hereof, “Environmental Condition” means any condition that may exist or have existed with respect to soil, surface or ground waters, stream sediments, and every other environmental media, which condition could require investigation and/or remedial action of any kind under applicable federal, state or local statutes, regulations or ordinances or which could result in claims, demands, orders or liabilities by or to third parties, including without limit governmental entities. As noted above, the Property is located in the vicinity of Mather AFB. Several chlorinated solvent plumes (the “Contamination”) are known to exist in the groundwater under the Mather AFB and the Contamination has migrated to the groundwater underneath the Property. The United States Air Force is presently monitoring and/or remediating the Contamination under the supervision of the United States Environmental Protection Agency (“EPA”) according to the EPA. Except as set forth above or in the environmental reports or other information provided to or made available to Buyer in the Property Documents, Seller has not received any written notice of any litigation, proceedings or investigations currently before any administrative agency with respect to Hazardous Materials from, on, about or under the Property.

9.1.4 Leases. There are no leases of any space in the Property, or to the Seller’s knowledge, any subleases of any space in the Property, other than the Lease. Except as otherwise set forth in this Section 9.1.4 or elsewhere in this Agreement:

(a) to Seller’s knowledge, Seller has delivered a complete copy of the Lease to Buyer and the Lease is in full force and effect;

(b) all leasing commissions and tenant improvement costs payable by the landlord and applicable to the current term of the Lease (i.e., not any renewal or extension exercised or new lease entered into after the Effective Date) have been paid and no such costs are payable after Closing; and

(c) to Seller’s knowledge, Seller is not in default of any material obligations under any Lease, and Seller has not received a notice from the tenant of a current default on the part of the landlord under the Lease, and no action or proceeding against Seller by the tenant is currently pending in any court of law.

9.1.5 Service Contracts. Attached hereto as Exhibit B is a complete and correct list of all Service Contracts. All of the Service Contracts set forth on Exhibit B shall be terminated as of the Closing Date, unless Buyer notifies Seller before the end of the Contingency Period that Buyer has elected to assume same and, as for any Service Contracts to be terminated, Seller shall give termination notice to such vendors under such Service Contracts other than those designated by Buyer as a Service Contract to be assumed. Seller does not represent that such Service Contracts can be terminated, and if the vendor does not accept termination, the Buyer shall assume such Service Contracts at Closing. The Service Contracts exclude all management and leasing brokerage agreements – all of which must be terminated by Seller on or before the Closing and will not be assumed by Buyer.

9.1.6 Condition of Property. Except for the representations and warranties set forth herein, Seller has made no representations and warranties concerning the condition of the Property. Buyer acknowledges that it will inspect the condition of the Property during the Contingency Period. If Buyer closes on the Property, it will do so in reliance on its inspection, and not based on any representations or warranties of the Seller, except as specifically set forth herein.

9.1.7 Property Documents. Seller or Seller’s property manager has provided to Buyer or made available to Buyer all Property Documents in Seller’s possession, or in Seller’s property manager’s possession, relating to the physical condition of the Property.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

9.2.1 Organization and Authority. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.3 General.

9.3.1 Survival. The provisions of this Section 9.3 shall survive the Closing. The representations and warranties set forth in this Article 9 are made as of the Effective Date, and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one year (the “Survival Period”).

(a) The representations in Section 9.1.1 and Section 9.2.1 shall be remade at Closing.

(b) It shall be a breach of this Agreement for a party to voluntarily take or authorize any action after the Effective Date of this Agreement which would cause a representation or warranty made by that party to become untrue. Otherwise if a representation or warranty becomes untrue in any material respect prior to the Closing, and Buyer is advised or has actual knowledge of the changed circumstance such that Buyer is aware that the representation or warranty is no longer true in all material respects, then Buyer may either terminate this Agreement by delivering written notice to Seller prior to the Closing, in which event the Deposit shall be returned to Buyer, or Buyer shall be deemed to have waived the continued accuracy of the representation or warranty at Closing.

9.3.2 Knowledge. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean that the representation or warranty is limited to the actual present and conscious awareness or knowledge of Eva Hill and Ray Gundlach, Jr., (the latter is the person employed by Evergreen Management Company, Seller’s property manager, with the day-to-day responsibility for managing the Property), without any duty of inquiry or investigation, either express or implied. Said terms do not include constructive knowledge, or imputed knowledge. No broker (including Broker), agent, or party other than an authorized representative of Seller or one of the individuals named above is authorized to make any representation or warranty for or on behalf of Seller, and no representation made even by an authorized representative of Seller or one of the individuals named above shall be effective unless such representation or warranty is expressly stated in this Agreement.

9.3.3 Liability/Limitation. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period; and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Buyer agrees that the post-Closing maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $500,000, but such shall not apply if it arises out of the provisions of Section 8.1 or Section 8.5 hereof or if the breach results in a judgment against the breaching party for fraud by a court with jurisdiction over the breaching party.

9.3.4 Applicability. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 9.

ARTICLE 10. DEFAULT AND REMEDIES

10.1 Seller’s Remedies. IF BUYER FAILS TO PURCHASE THE PROPERTY WHEN IT IS OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT, SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 4.11, 8.5, 10.3 AND 10.4 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST BUYER HEREUNDER. SELLER AND BUYER AGREE THAT SELLER’S DAMAGES RESULTING FROM BUYER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE DEPOSIT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

SELLER’S INITIALS:                                                                   BUYER’S INITIALS:

10.2 Buyer’s Remedies. If Closing fails to occur by reason of breach or default by Seller, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Buyer shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Deposit, together with Buyer’s out-of-pocket expenses not to exceed $50,000, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate pursuant to subsection (i), above, if Buyer fails to deliver to Seller written notice of its intent to file suit against Seller on or before 30 days following the scheduled Closing Date as such may have been extended or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in Sacramento County within 90 days following the scheduled Closing Date as such may have been extended. Buyer’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Buyer may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed the lesser of (A) $100,000 or (B) the actual reasonable out-of-pocket expenses incurred by Buyer and paid (1) to Buyer’s attorneys in connection with the negotiation of this Agreement and (2) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Article 4. For purposes of this provision, specific performance shall be considered not available to Buyer only if a court of competent jurisdiction determines conclusively that Buyer is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance due to reasons beyond the control of the court.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any escrow cancellation fees or charges and any fees or charges due to the Escrow Holder for preparation and/or cancellation of the PTR.

ARTICLE 11. DISCLAIMERS AND RELEASE

11.1 Disclaimers By Seller. Except for the representations and warranties expressly set forth in this Agreement or in the documents executed by Seller in connection with the Closing (“Seller’s Representations and Warranties”), it is understood and agreed that Seller has not at any time made and is not now making, and Seller specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining Property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents (except for the representations expressly stated in Section 9.1), or the Natural Hazard Disclosure or California Tax Disclosure Report, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. Buyer acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except for Seller’s Representations and Warranties. Except for Seller’s Representations and Warranties, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except for Seller’s Representations and Warranties, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Contingency Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, except for Seller’s Representations and Warranties, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.

Buyer’s Initials

11.3 Seller Released from Liability. Buyer acknowledges that it will have the opportunity to inspect the Property during the Contingency Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Buyer deems necessary, and Buyer hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601, et seq.), as amended (“CERCLA”), regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM

OR HER MUST HAVE MATERIALLY AFFECTED THE

SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

Buyer further hereby WAIVES (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), as amended (“RCRA”), physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Notwithstanding the foregoing release, such release shall not apply to: (a) any damages, claims, liabilities or obligations arising out of or in connection with a breach of any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed in connection with this Agreement, (b) Seller’s fraud, or (c) any claims or actions Buyer may have against Seller because a third party has filed a claim against Buyer when the basis of the claim asserted against Buyer pertains to events or occurrences arising prior to Closing.

Buyer’s Initials

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material” means “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

11.5 Survival. The terms and conditions of this Article 12 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

ARTICLE 12. MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Buyer may assign its rights under this Agreement to a third party, but no such assignment shall release Buyer from liability hereunder for any claims under this Agreement with respect to events occurring prior to the Closing Date. If Buyer and/or Buyer’s assignee has performed all of Buyer’s obligations under the Agreement through the Closing, then Buyer shall be relieved of any further liability under this Agreement arising from events that occur following the Closing Date.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of California.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Buyer and Seller shall each make no public announcement or disclosure of any information related to this Agreement (including, but not limited to, the Purchase Price for the Property) to outside brokers or other third parties without the prior written specific consent of the other party to this Agreement; provided, however, that Seller and Buyer may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Seller and Buyer.

Notwithstanding the foregoing, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors. Buyer shall indemnify, defend and hold Seller, its partners, officers and directors harmless from any and all claims that may arise from Buyer’s (or its permitted assignee’s) disclosure of such information to such third parties to the extent a third party brings an action against Seller and/or Buyer concerning this Agreement or the Property by reason of a violation of federal or state securities laws.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

12.13 No Recordation. There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer shall constitute a default hereunder by Buyer.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

12.15 Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.17 Designated Representative. Seller hereby appoints Eva Hill as representative (“Designated Representative”) to deal with Buyer. Whenever any approval, acceptance, consent, direction or action of Seller is required pursuant to this Agreement, Buyer shall send to the Designated Representative a written notice requesting same, which notice shall: (i) describe in detail the matter for which such approval, acceptance, consent, direction or other action of Seller is requested; (ii) be accompanied by a copy of any contract, agreement or other document to be executed by Seller evidencing such approval, consent, acceptance, direction or action of Seller; and (iii) be accompanied by such other documents, written explanations and information as may be reasonably necessary to explain the request fully and completely. Copies of each notice sent to the Designated Representative shall also be provided to those parties indicated in Section 1.3 to receive copies of notices to Seller.

12.18 Exchange Cooperation.

12.18.1 Exchanges by Seller Entities. Buyer acknowledges that Seller may desire to consummate an exchange which will qualify for nonrecognition of gain under Section 1031 of the Internal Revenue Code (“1031 Exchange”). In the event that Seller elects to undertake a 1031 Exchange, Buyer agrees to fully cooperate to effect such a 1031 Exchange; provided, however, that Seller shall reimburse Buyer for any additional costs or expenses which Buyer incurs as a result of or in connection with such 1031 Exchange and provided that Buyer shall not, under any circumstances, be required to acquire title to any other property in connection with such 1031 Exchange or execute any documents other than a simple consent. In the event of such 1031 Exchange, Seller shall indemnify, defend, and hold Buyer harmless from any and all liabilities, losses, and expenses, including attorneys’ fees, arising from such 1031 Exchange, which liabilities, losses, and expenses would not have been incurred had there not been such a 1031 Exchange. This indemnification and hold harmless agreement shall survive the Closing and/or any termination of this Agreement. It is understood by the parties hereto that any such 1031 Exchange shall not cause any delay in the Closing Date as originally scheduled hereunder, and that inability of Seller to consummate this transaction as an exchange shall not entitle it to refuse to perform.

12.18.2 Exchange(s) by Buyer. Seller shall cooperate with Buyer in effecting a 1031 Exchange if Buyer desires to undertake such a transaction; provided, however, (i) the exchange shall be at no expense to Seller; (ii) the exchange shall not delay the Closing Date for transfer of the Property; and (iii) Seller shall not be required to acquire title to any proposed exchange properties to accommodate Buyer’s exchange. Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, costs and expenses which Seller may sustain or incur resulting from the consummation of the transfer of the Property as a Section 1031 exchange rather than a sale to the extent such 1031 exchange is at the request of Buyer. This indemnification and hold harmless agreement shall survive the Closing. It is understood by the parties hereto that any such exchange shall not cause any delay in the Closing Date as originally scheduled hereunder, and that inability of Buyer to consummate this transaction as an exchange shall not entitle it to refuse to perform. Although the same shall not relieve Buyer from any liability under this Agreement, Seller shall permit an assignment by Buyer, or a novation between Seller and an intermediary, in either of which events, Seller shall consummate the transaction as a sale to such intermediary. Buyer shall reimburse Seller for any additional costs or expenses, including reasonable attorneys’ fees, resulting from Seller’s cooperation with Buyer’s 1031 Exchange.

12.19 General Escrow Provisions.

12.19.1 Escrow Instructions. This Agreement when signed by Buyer and Seller shall also constitute escrow instructions to Escrow Holder.

12.19.2 Opening of Escrow. When both (i) this Agreement, fully signed, or in signed counterparts, and (ii) the Deposit have been delivered to Escrow Holder, Escrow shall be deemed open (“Opening of Escrow”), and Escrow Holder shall immediately notify Buyer and Seller by telephone and in writing of the date of Opening of Escrow.

12.19.3 General Provisions. Notwithstanding anything to the contrary in this Agreement, the general provisions of Escrow Holder, if any, which are later signed by the parties, are incorporated by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those general provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control.

12.19.4 Escrow Holder Authorized to Complete Blanks. If necessary, Escrow Holder is authorized to insert the Closing Date in any blanks in the Closing documents.

12.19.5 Recordation and Delivery of Funds and Documents. When Buyer and Seller have satisfied their respective Closing obligations under Sections 7.3, 7.4, 7.5 and 7.6 hereof and each of the conditions under Sections 7.2.1 and 7.2.2 hereof have either been satisfied or waived, Escrow Holder shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Buyer’s and Seller’s Closing instructions:

(a) Prorations. Prorate and allocate all matters as described in Sections 8.1 and 8.3 hereof;

(b) Recording. Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Buyer’s and Seller’s Closing instructions;

(c) Funds. Disburse funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

(d) Document Delivery. Deliver originals and conformed copies of all documents to Seller and Buyer, as appropriate; and

(e) Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

[SIGNATURE BLOCKS APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

EVERGREEN/BRADVILLE II,

a California general partnership

By:	JWD, Inc., managing venturer

By:	/s/ Authorized Signatory
Name:
Title:

By:	Westrise, Inc., general partner

By:	/s/ Authorized Signatory
Name:
Title:

S-1

BUYER:

KBS GOETHE ROAD, LLC,

a Delaware limited liability company

By:	KBS REIT ACQUISITION XVIII, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES, LLC, a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

S-2

Acceptance by Escrow Holder

The undersigned Escrow Holder hereby acknowledges that on                     , 2007, which, pursuant to Subsection 1.1.9, is the “Effective Date” the undersigned received a fully executed duplicate original (with Section 10.1 initialed by Buyer and Seller and Sections 11.2 and 11.3 initialed by Buyer) of the foregoing Agreement of Purchase and Sale. Subject to Escrow Holder’s receipt of acceptable supplemental escrow instructions, Escrow Holder agrees to act as the Escrow Holder under this Agreement, and to comply with the instructions contained therein, including withholding under the Internal Revenue Code and California Revenue and Taxation Code. Escrow Holder has assigned Escrow             .

CHICAGO TITLE COMPANY

By:	/s/ Authorized Signatory
Name:
Title:

3